UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

December 20, 2016

Algodon Wines & Luxury Development Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-55209	52-2158952
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7650

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement

On December 20, 2016, Algodon Wines & Luxury Development Group, Inc. (the “Company”) entered into a Stock Purchase Agreement with China Concentric Capital Group, Inc. (the “Purchaser”) in which the Purchaser would purchase all 43,822,001 shares of common stock of Mercari Communications Group, Ltd., a Colorado corporation (“Mercari”) held by the Company and any additional shares of Mercari currently held by the Company (the “Shares”) for $260,000 (a net after fees and expenses of less than $200,000) (the “Purchase Price”). Currently, the Company holds approximately 96.5% of the issued and outstanding shares of common stock of Mercari with a book value of about $60,000. The Company will assign to the Purchaser at the closing contemplated by the Stock Purchase Agreement all its right, title and interest to amounts payable to the Company for non-interest bearing advances to Mercari, which advances, as of August 31, 2016 were in the aggregate amount of $131,487 and as of November 30, 2016 were in the aggregate amount of $145,087, and such any additional advances that may be made to Mercari up until the closing date as set forth in the Stock Purchase Agreement.

The Stock Purchase Agreement may be terminated by the Company if the balance of the Purchase Price is not paid in full on or before January 4, 2017 unless otherwise extended by agreement of all the parties, or if the Purchaser fails to comply with the material terms of the Stock Purchase Agreement. The Purchaser may terminate the Stock Purchase Agreement if the Company fails to deliver the due diligence documents requested prior to December 29, 2016 unless otherwise extended by agreement of all the parties, or if the Company fails to deliver the documents transferring the Shares to the Escrow Agent.

In connection with the Stock Purchase Agreement and also on December 20, 2016, the Company, the Purchaser, and J.M. Walker & Associates entered into an Escrow Agreement. As of the date of this Current Report, a total of $50,000 as a deposit toward the Purchase Price has been received by J.M. Walker & Associates (the “Escrow Agent”). Subject to a due diligence review by the Purchaser and deliverance of documents transferring the Shares, the remaining balance of $210,000 will be deposited with the Escrow Agent and released on or about January 4, 2017.

Pursuant to agreements between the Company, Mercari, and business consultants entered into on or about December 16, 2016, the Company will pay a total of $60,000 in business consulting fees for the purchase of the Shares on or about January 4, 2017. The Escrow Agent will pay the fees directly to the business consultants. The Company estimates that the costs of the transaction will be an additional $10,000 to $20,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of December 2016.

Algodon Wines & Luxury Development Group, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO